EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Pacer Enters Agreement to Sell Assets of Its Specialized,

Heavy-Haul Trucking Operation

CONCORD, Calif., July 27, 2009 (BUSINESS WIRE)-Pacer International, Inc. (Nasdaq: PACR), the North American freight transportation and logistics services provider, announced that it has entered into an agreement with Universal Truckload Services, Inc. and UTS Leasing, Inc. (collectively, "UTSI") to sell certain assets. These assets include customer, contractor and agent lists, owned trailers of Pacer Transport, its specialized heavy-haul trucking operation. In connection with its purchase of these assets, UTSI will also assume, subject to receipt of appropriate consents, two real property leases and equipment leases for tractors and trailers used in the operation. The closing, which is subject to customary closing conditions, is expected to occur in August. Pacer will retain rights to all receivables generated by this trucking operation through the closing date.

"We believe that UTSI is the right buyer for Pacer Transport and that this is the right time to transition Transport's people, assets, and customers into the hands of a very capable company where they will complement UTSI's services portfolio. We appreciate the excellent progress the Transport team has been making and look forward to a smooth transition into UTSI's operations," said Michael E. Uremovich, chairman and CEO of Pacer.

ABOUT PACER INTERNATIONAL (www.pacer.com)

Pacer International is a leading asset-light North American freight transportation and third-party logistics provider, and through its intermodal and logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage unit (intermodal marketing). The logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its intermodal and logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively.

CERTAIN FORWARD-LOOKING STATEMENTS

This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are those set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 26, 2008 filed with the SEC on February 17, 2009 and the Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 8, 2009. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

INVESTOR CONTACT

Joseph B. Doherty

EVP, Investor Relations and Treasurer
Pacer International

Pacer International

(925) 887-1582

joe.doherty@pacer.com

MEDIA CONTACT

Bill Fahrenwald
James Street Associates

(708) 371-0110 x 1#

bfahrenwald@jamesstreetassoc.com

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